Exhibit 10.1

SECOND AMENDMENT TO LEASE

(3050 Zanker)

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of October 30, 2009, between LaSALLE MONTAGUE, INC., a Delaware corporation (“Landlord”), and ULTRATECH STEPPER, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord’s predecessor in title (The Equitable Life Assurance Society of the United States, a New York corporation) and Tenant entered into a certain Standard Industrial Lease, dated as of September 10, 1993 (the “Original Lease”), as amended by First Amendment to Lease, dated as of November 22, 1999 (the “First Amendment”), as supplemented by Agreement Defining Landlord’s Property, dated as of January 1, 1994, and by letter agreement dated September 3, 2004 (the Original Lease, as so amended, modified, and supplemented, as modified hereby, and as the same may be further amended or modified in writing from time to time is referred to herein as the “Lease”). Under the terms of the Lease, Landlord leases to Tenant the building structure located at 3050 Zanker Road, Building “A” of the Montague Industrial Park in San Jose, California, stipulated to contain 97,910 square feet of Gross Leasable Area (interchangeably referred to herein as the “Premises” or “Building”).

B. Contemporaneously with the execution and delivery of this Amendment, Landlord and Tenant are entering into a certain First Amendment to Lease (2880 Junction), dated of even date herewith (the “2880 1st Amendment”), amending that certain Lease, dated as of November 22, 1999 and pertaining the building located at 2880 Junction Road, San Jose California.

C. The parties desire to amend the Lease to provide for (i) the extension of the term of the Lease, and (ii) certain other agreements, all as set forth in and subject to the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized Terms. All capitalized terms which are not specifically defined in this Amendment and which are defined in the Lease will have the same meaning for purposes of this Amendment as they have in the Lease.

2. Lease Term. Subject to the terms and conditions set forth in this Amendment, the term of the Lease is hereby extended to expire on January 31, 2016. The period beginning November 1, 2009 and ending January 31, 2016 is referred to as the “Revised Term”.

3. Rental.

(a) During the Revised Term, the Basic Rent due Landlord from Tenant in respect of the Premises will be as follows:

Period	Basis Rent per Rentable Square Foot Per Month	Basic Rent (annualized basis)	Monthly Installments of Basic Rent
November 1, 2009 through March 31, 2010	$1.89	$2,220,598.80	$185,049.90
April 1, 2010 through January 31, 2011	$1.95	$2,291,094.00	$190,924.50
February 1, 2011 through January 31, 2012	$1.30	$1,527,396.00	$127,283.00
February 1, 2012 through January 31, 2013	$1.35	$1,586,142.00	$132,178.50
February 1, 2013 through January 31, 2014	$1.40	$1,644,888.00	$137,074.00
February 1, 2014 through January 31, 2015	$1.45	$1,703,634.00	$141,969.50
February 1, 2015 through January 31, 2016	$1.50	$1,762,380.00	$146,865.00

(b) Tenant’s obligation to pay Additional Rent pursuant to the Lease will continue during the Revised Term.

4. Preparation and Condition of Premises. During the Extension Term, Landlord is leasing the Premises to Tenant “AS IS” and “With All Faults”, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability), and Landlord will have no obligation to perform any leasehold or other improvements or provide any allowance therefor except as otherwise expressly provided in this Section 4 or in the Work Letter attached hereto as Exhibit A (the “Work Letter”). However, to the extent indicated in the Work Letter attached to this Amendment as Exhibit A, Landlord will provide an allowance as set forth in the Work Letter. Notwithstanding anything to the contrary contained in the foregoing, Landlord is not released from its ongoing repair and maintenance obligations under the Lease.

5. Option to Renew. Subject to the provisions set forth below, the Lease Term may be renewed, at the option of Tenant (the “Renewal Option”), for one (1) additional period of 60 months (the “Renewal Term”). The Renewal Term will be upon the same terms, covenants and conditions contained in the Lease, except (i) the rent abatement rights and leasehold improvement allowances granted under the Lease will not apply to the Renewal Term; (ii) the Work Letter attached hereto will not apply to the Renewal Term; and (iii) the Basic Rent due for such Renewal Term will be as set forth in this Section. Any reference in the Lease to the term of the Lease will be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant will have no renewal option beyond the aforesaid 60-month period.

(a) The Basic Rent during the Renewal Term for the Premises will be at a rate equal to the then Fair Market Rent (as defined in Exhibit B attached hereto), and for a term equal or comparable to the Renewal Term. Tenant’s obligation to pay Additional Rent will continue during the Renewal Term.

(b) If Tenant exercises its option to renew, Landlord will grant to Tenant a leasehold improvement allowance equal to the Fair Market Allowance (as defined in Exhibit B), which Tenant may apply toward Tenant’s leasehold improvements (upon which Landlord and Tenant must mutually agree) to the Premises. All costs of such leasehold improvements in excess of such allowance will be borne by Tenant. Such leasehold improvements will be performed by Tenant, and such allowance will be disbursed by Landlord, subject and pursuant to Landlord’s then standard form of work letter under which Tenant performs the work using an allowance, which work letter will be prepared by Landlord and substantially comparable to the Work Letter attached hereto as Exhibit A. Except as otherwise expressly set forth in this Section, Tenant will be deemed to have accepted the renewed Premises in “as-is” condition as of the commencement of the Renewal Term, and except as otherwise expressly set forth in this Section, Landlord will have no additional obligation to improve, renovate or remodel the Premises or any portion of the Building or provide any allowance therefor as a result of Tenant’s exercise of its option to renew. Notwithstanding anything to the contrary contained in the foregoing, Landlord is not released from its ongoing repair and maintenance obligations under the Lease.

(c) Tenant may deliver an initial nonbinding notice to Landlord (“Tenant’s Renewal Inquiry Notice”) at any time before Tenant’s Renewal Exercise Notice Deadline (defined below), but not more than 3 months before Tenant’s Renewal Exercise Notice Deadline, in which Tenant requests Landlord’s determination of Fair Market Rent and Fair Market Allowance. If Tenant delivers Tenant’s Renewal inquiry Notice, and if the effective date of such delivery is no earlier than 3 months before Tenant’s Renewal Exercise Notice Deadline and no later than 31 days before Tenant’s Renewal Exercise Notice Deadline, then within 30 days after Tenant’s delivery of such Tenant’s Renewal Inquiry Notice, Landlord will notify Tenant (“Landlord’s Renewal Notice”) of Landlord’s calculation of the Fair Market Rent and Fair Market Allowance for the Premises, which calculation will reflect the market rate that would be payable per annum for a term commencing on the first day of the first Renewal Term. If Tenant fails to give Tenant’s Renewal Inquiry Notice, such failure will have no effect on Tenant’s right to exercise such Renewal Option. The parties acknowledge that Tenant’s delivery of a Tenant’s Renewal Inquiry Notice is nonbinding and does not constitute Tenant’s exercise of a Renewal Option.

(d) No later than the Tenant’s Renewal Exercise Notice Deadline (defined below), Tenant may deliver to Landlord a final binding notice (“Tenant’s Renewal Exercise Notice”) in which Tenant (i) exercises the

Renewal Option and, if Landlord has delivered a Landlord’s Renewal Notice, accepts the terms stated in Landlord’s Renewal Notice, (ii) exercises the Renewal Option and elects to have Fair Market Rent and Fair Market Allowance determined by the process set forth in Exhibit B, in which case Fair Market Rent and Fair Market Allowance will be so determined; or (iii) declines to exercise the Renewal Option, in which case Tenant’s rights under this Section 5 will be null and void.

For purposes hereof, “Tenant’s Renewal Exercise Notice Deadline” means 9 months before the expiration date of the Revised Term. If Tenant fails to deliver Tenant’s Renewal Exercise Notice by the Tenant’s Renewal Exercise Notice Deadline as set forth above, time being of the essence, then Tenant’s rights under this Section 5 will be null and void.

(e) After Tenant delivers Tenant’s binding notice exercising an option to renew (and, if applicable, completion of the dispute resolution process set forth below), Landlord will deliver to Tenant an amendment to this Lease reflecting the terms of the renewal, and Tenant will execute such amendment and deliver it to Landlord within 30 days after receipt. If Tenant fails to execute and deliver to Landlord the requisite amendment to this Lease within 30 days after Landlord’s delivery of such amendment to Tenant, such failure will, if Landlord so elects in Landlord’s sole and absolute discretion, render Tenant’s exercise of such option to renew null and void. Time is of the essence with respect to the giving of Tenant’s exercise notices and execution of such amendment.

(f) Tenant’s right to exercise its option to renew this Lease pursuant to this Section 5 is subject to the following conditions: (i) that on the date that Tenant delivers notice of its election to exercise its option to renew, and at the commencement of the Renewal Term, no Event of Default exists; (ii) that Tenant has not assigned the Lease (other than subleases and assignments described in Section 23.E of the Original Lease); and (iii) that on the date that Tenant delivers notice of its election to exercise its option to renew, Tenant, and its subtenants and assignees described in Section 23.E of the Original Lease, occupy at least 80,000 square feet of Gross Leasable Area in the Building. Each such condition is waivable by Landlord in Landlord’s sole and absolute discretion.

6. Other Lease Provisions.

(a) Sections 37 (Options to Extend), 38 (Option to Terminate), 39 (Lease of Other Buildings), and 42 (Tenant’s Termination Right) of the Original Lease are hereby deleted in their entirety.

7. Contingency. The effectiveness of this Amendment, and of the parties’ execution and delivery of this Amendment, is conditioned upon the mutual execution and delivery of the 2880 1st Amendment.

8. Authority; Not Restricted. Landlord and Tenant each represent and warrant to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each party hereto and constitutes the valid and binding agreement of Landlord and Tenant in accordance with the terms hereof. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

9. Real Estate Brokers. Each party hereto hereby represents and warrants to the other that in connection with this Amendment, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for CB Richard Ellis and Cornish & Carey Commercial, Inc. (together, the “Brokers”), and, to its knowledge no other broker initiated or participated in the negotiation of this Amendment, submitted or showed the applicable premises to Tenant or is entitled to any commission in connection with this Amendment. Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any inaccuracy in such party’s representation.

10. Stipulation. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in this Amendment. Unless otherwise expressly provided herein, any statement of square footage set forth in this Amendment, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

11. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Amendment.

12. Time of Essence. Time is of the essence of this Amendment.

13. No Offer. Submission of this instrument for examination or negotiation will not bind Landlord, and no obligation on the part of Landlord will arise until this Amendment is executed and delivered by both Landlord and Tenant.

14. Entire Agreement. This Amendment and the Lease contain all the terms, covenants, conditions and agreements between Landlord and Tenant relating to the extension of the term of the Lease and the other matters provided for in this instrument. No prior or other agreement or understanding pertaining to such matters other than the Lease will be valid or of any force or effect. This Amendment may only be modified by an agreement in writing signed by Landlord and Tenant.

15. Limitation on Liability. The liability of Landlord to Tenant under this Amendment will be limited as provided in Section 32 of the Original Lease, which Section is incorporated herein by reference as though fully set forth herein.

[remainder of this page left intentionally blank]

16. Lease in Full Force and Effect. As modified hereby, the Lease and all of the terms and provision thereof remain in full force and effect and are incorporated herein as if herein fully recited.

TENANT: ULTRATECH STEPPER, INC.

By:	/s/ BRUCE R. WRIGHT
Name:	BRUCE R. WRIGHT
Title:	SVP FINANCE (Chairman of Board, President or Vice President)
Date:	October 30, 2009

By:	/s/ BRUCE R. WRIGHT
Name:	BRUCE R. WRIGHT
Title:	CFO (Secretary, Assistant Secretary, CFO or Assistant Treasurer)
Date:	October 30, 2009

LANDLORD: LaSalle Montague, Inc.

By:	/s/ Allison McFaul
Name:	Allison McFaul
Title:	Vice President
Date:	10/30/09

Exhibit A

Work Letter

1. PLANNING. Tenant desires to perform certain leasehold improvements to the Premises, which improvements will consist solely of repainting the Premises and replacing the carpeting in the Premises (the “Tenant Work”).

2. SELECTION OF CONTRACTOR AND CONSTRUCTION OF TENANT WORK.

2.1 Contractor Selection. After final approval of the Plans by Landlord, Tenant will select a contractor or contractors to perform the Tenant Work, which contractors will be subject to Landlord’s reasonable approval. Tenant agrees to notify Landlord promptly of its decision.

2.2 Work Standards. The Tenant Contractor must (and its contract must so provide):

a. conduct its work in such a manner so as not to unreasonably interfere with Project operations, or any other construction occurring on or in the Project or in the Premises;

b. execute a set of and comply with the Contractor Rules and Regulations attached hereto as Schedule 1 and comply with all additional rules and regulations relating to construction activities in or on the Building as may be reasonably promulgated from time to time and uniformly enforced by Landlord or its agents;

c. maintain such insurance in force and effect as may be reasonably requested by Landlord or as required by applicable law; and

d. be responsible for reaching an agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work including, but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials, and access to the Premises, as applicable.

Landlord will have the right to approve all subcontractors to be used by Tenant’s Contractor, which approval will not be unreasonably withheld. As a condition precedent to Landlord permitting the Tenant Contractor to commence the Tenant’s Work, Tenant and the Tenant Contractor will deliver to Landlord such assurances or instruments as may be reasonably requested by Landlord to evidence the Tenant Contractor’s and its subcontractors’ compliance or agreement to comply with the provisions of this Paragraph 2.3.

2.3 Indemnity. Tenant will indemnify, defend and hold harmless Landlord, Landlord’s mortgagee and their respective agents or employees against any claims, costs, including reasonable attorneys’ and paralegals’ fees, and liabilities, including without limitation, for injury to or death of any person, damage to any property and mechanics’ liens or other liens or claims, arising out of or in connection with the work done by Tenant Contractor (and its subcontractors and sub-subcontractors) under its contract with Tenant.

2.4 Permits. Tenant will cause the Tenant Contractor to apply for any building permits, inspections and occupancy certificates required for or in connection with the Tenant Work, and will promptly submit to Landlord copies of the same. Tenant may not commence the Tenant Work unless and until any and all required permits are obtained.

2.5 Change Orders. Tenant may authorize change orders in the Tenant Work, but all such changes must be submitted to Landlord for approval. The approval process therefor will be the same as the approval process for the Plans. Tenant will be responsible for any delays or additional costs caused by such change orders.

2.6 Compliance. Tenant will cause the Tenant Work to comply in all respects with the following: (1) the approved Plans, (2) all applicable building codes and other applicable governmental codes, laws, ordinances, rules and regulations, including the Americans With Disabilities Act and other applicable acts, laws, or governmental rules or regulations pertaining to persons with disabilities, and (3) the work rules and procedures set forth in Schedule I attached hereto. Landlord’s right to review plans and specifications and to monitor construction will be solely for its own benefit, and Landlord will have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations.

3. COST OF THE TENANT WORK; AND ALLOWANCE.

3.1 Cost of The Tenant Work. Except for the Allowance to be provided by Landlord as described below, Tenant will pay all costs (the “Cost of the Tenant Work”) associated with the Tenant Work whatsoever, including, without limitation, all costs for or related to:

a. the so-called “hard costs” of the Tenant Work, including, without limitation, costs of labor, hardware, equipment and materials, contractors’ charges for overhead and fees, and so-called “general conditions” (including rubbish removal, utilities, freight elevators, hoisting, field supervision, building permits, occupancy certificates, inspection fees, utility connections, bonds, insurance, and sales taxes); and

b. the so-called “soft costs” of the Tenant Work, including, without limitation, the Space Plan, the Plans, and all revisions thereto, and any and all engineering reports or other studies, reports or tests, air balancing or related work in connection therewith.

3.2 Allowance. Landlord will provide an allowance (the “Allowance”) of up to $685,370 ($7 x 97,910 rsf) toward the Cost of the Tenant Work. The Allowance may not be used for any other purpose, such as, but not limited to, furniture, trade fixtures or personal property. Landlord will have no obligation to disburse the Allowance or any portion thereof so long as any Event of Default (as defined in the Lease) exists and is continuing. Landlord will have no obligation to disburse the Allowance or any portion thereof before January 15, 2011. The Cost of the Tenant Work toward which the Allowance may be applied pursuant to this Work Letter must have been incurred by Tenant on or before January 15, 2013, for Tenant Work performed pursuant to this Letter which is commenced on or after the date of this Amendment and completed by January 15, 2013, and all draw requests and backup documentation with respect to the Allowance to be applied to the Cost of the Tenant Work must be submitted by Tenant to Landlord on or before such January 15, 2013. Any portion of the Allowance which becomes unavailable due the foregoing deadlines may be retained by Landlord, and Landlord will be entitled to such savings without credit to Tenant therefore.

3.3 Funding and Disbursement. Landlord will reimburse Tenant in an amount up to the Allowance within 30 days after the Tenant Work has been completed in accordance with the approved Plans, provided that Tenant has submitted all invoices, architect’s certificates, certificates of insurance, a Tenant’s affidavit, final lien waivers and affidavits of payment by the Tenant Contractor and all subcontractors, sub-subcontractors and material suppliers, and such other evidence as Landlord may reasonably require to evidence that the Cost of the Tenant Work has been paid, and that no mechanic’s or other liens have been or may be filed against the Project or the Premises arising out of the design or performance of the Tenant Work.

4. COMMENCEMENT OF LEASE. The completion or noncompletion of the Tenant Work will have no effect on the commencement or expiration of the Revised Term. Tenant will notify Landlord upon completion of the Tenant Work.

5. MISCELLANEOUS.

A. Except to the extent otherwise indicated herein, the initially capitalized terms used in this Work Letter will have the meanings assigned to them in the Amendment to which this Work Letter is attached, or in the Lease.

B. The terms and provisions of this Work Letter are intended to supplement and are specifically subject to all the terms and provisions of the Amendment to which this Work Letter is attached, and of the Lease.

C. This Work Letter may not be amended or modified other than by supplemental written agreement executed by authorized representatives of the parties hereto.

D. Landlord’s review and approval of the Plans shall not create or imply any responsibility or liability on the part of Landlord with regard to the completeness and design sufficiency of the Plans or the Tenant Work, or with regard to the compliance of the Plans or the Tenant Work with all laws, rules and regulations of governmental agencies.

E. This Work Letter, and the Contractor Rules and Regulations attached hereto, apply only to the Tenant Work. Subsequent Alterations will be governed by the Lease.

Schedule 1

To

Work Letter

Tenant Contractor Rules and Regulations applicable to the Tenant Work (paint and carpet only)

The Contractor shall be responsible to meet these performance requirements throughout the course of the Work. Exceptions shall only be allowed at the Owner’s discretion and with Owner’s prior written approval.

1.	Intentionally omitted.

2.	All building permits necessary for the completion of the work shall be secured and paid for by the Contractor with copies provided to the Office of the Building.

3.	All delivery of materials to the site shall be to the loading dock. No materials may be delivered through the main entrance doors or through the building lobbies.

4.	Contractors must have its own supervisor on-site any time material is delivered or moved.

5.	Intentionally omitted.

6.	The Contractor and all subcontractors will use rubber wheeled carts when moving material through the building or removing trash from the building.

7.	Protection of all public corridor surfaces and elevator lobbies, if applicable, is the responsibility of the Contractor. Masonite floor protection and cardboard wall protection will be required throughout certain jobs, as applicable.

8.	Under no circumstances will debris be allowed to remain in the building longer than twenty-four (24) hours. The work areas should be kept clean and organized at all times. Any large dumpsters for the removal of debris must be discussed with the Office of the Building.

9.	Intentionally omitted.

10.	No smoking will be allowed on-site.

11.	Any worker caught stealing, drinking alcohol, or using any illegal substance will be immediately banned from the site. Objectionable, abusive, or unacceptable personal behavior of contractor personnel is prohibited. Expected behavior is to be professional at all times.

12.	Intentionally omitted.

13.	No cooking of any kind will be allowed on the site.

14.	No unauthorized use of tenant or building space, restrooms, equipment, trash compactor, dumpster, parking, storage, and utilities.

15.	Intentionally omitted.

16.	Intentionally omitted.

17.	Intentionally omitted.

18.	Intentionally omitted.

19.	Intentionally omitted.

20.	Intentionally omitted.

Ex. A Sched 1 p-1

21.	Intentionally omitted.

22.	The Contractor will notify the Owner’s Agent in writing one week before any electrical shutdowns which might affect Landlord.

23.	A list of contractors and their subcontractors must be submitted to the Property Manager prior to the commencement of work.

24.	All Contractors and subcontractors must have a current certificate of Insurance on file with the Office of the Building prior to any work commencing.

25.	Intentionally omitted.

ADDITIONAL RULES FOR CONSTRUCTION CONTRACTORS

26.	Any work deviation from permit plans approved by the Building’s Property Manager and the City must be provided to the Property Manager for approval.

27.	Contractor must have a City of San Jose building permit prior to the commencement of any work requiring a permit. The original permit must be displayed at the site and a copy submitted to the Office of the Building.

28.	Building materials used will be of the highest quality and will be of the same manufacturer as existing materials. Any variance is to be pre-approved by the Managing Agent.

29.	Intentionally omitted.

30.	Intentionally omitted.

31.	Contractor personnel shall utilize the loading dock and freight elevator for access to the Work site. Only in the event of an emergency shall Contractor personnel be permitted to use other means of egress.

32.	Intentionally omitted.

33.	All materials and waste shall be transported to and from the Work Site via the freight elevators. All construction activity (i.e., deliveries, demo removal, etc.) must be made through the service elevator via the dock area. After hour service elevator may require a security guard running the elevator. There is a per hour charge for this service. Under no circumstance shall the passenger elevators be used without the written consent of the owner.

34.	The freight elevator will be available for construction during business hours in conjunction with building personnel and other building and tenant deliveries.

35.	The Contractor will protect smoke detection devices in the areas where production of dust will occur. Please notify the Building Engineer when protection is in place so they may be checked.

36.	Before any demolition and/or construction work may begin, it must be determined whether such work will affect the fire alarm system. If it is determined that such demolition and/or construction work may trigger the fire alarm system, it will be necessary for the Contractor to notify the Building Engineer.

37.	It shall be the responsibility of the Contractor to isolate the heating, ventilating, and air conditioning systems of the Work Site from the remainder of the building. Under no circumstance shall the Contractor utilize materials such as but not limited to: cleaning agents, paints, thinners, or adhesives that if released in the Work Site atmosphere could spread to tenant areas, causing discomfort or posing any type of health hazard.

Ex. A Sched 1 p-2

38.	In the event that any fire and life safety system will need to be disabled to complete the Work, the Contractor must notify the Owner in advance of such event in writing.

39.	In the event any soldering or welding apparatus is required to complete the Work, the Contractor must notify the Owner of such event.

40.	Contractor must ensure that all areas impacted by such work remain clean during the job. This means that all hallways, restrooms, lobby must be cleaned, including dust removal and shoe prints. Under no circumstances should construction personnel use the passenger elevators.

41.	Intentionally omitted.

42.	All drywall deliveries must be delivered through the dock and via the freight elevator only. Under no circumstance is drywall, drywall studs, conduit, and other larger materials or supplies allowed in the lobby or on a passenger elevator.

43.	Contractor must properly dispose wastes, residues, or debris.

Ex. A Sched 1 p-3

Exhibit B

Fair Market Rent; Fair Market Allowance; Dispute Resolution

For purposes of this Amendment, “Fair Market Rent” means a rate comprised of (i) the prevailing base rental rate per square foot of rentable space of office space available in the Pertinent Market (defined below) for renewals and (ii) any financial escalation of such prevailing base rental rate (based upon a fixed step or index) for office space prevailing in the Pertinent Market for renewals, taking into account comparable renewals (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), recently executed for improved space in Class A office R&D (research & development) buildings in San Jose, California that are comparable to the Building in reputation, quality, size, location and level and quality of services provided, and are two-story (the foregoing factors not being exclusive in identifying comparable buildings) (the Building and such comparable buildings, as the case may be, being herein referred to as the “Pertinent Market”). For purposes of this Lease, “Fair Market Allowance” means the prevailing leasehold improvement allowance (on a per rentable square foot basis) available in the Pertinent Market for renewals of office R&D space, taking into account comparable lease renewals (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), and the rental rate. In determining the Fair Market Rent and Fair Market Allowance, there will also be taken into consideration (a) the definition of rentable area or net rentable area with respect to which such rental rates are computed; (b) whether the lease comparable is a net or gross lease and, if gross, differences in base year or stop; (c) the value of rental abatements, moving allowances, allowances for construction of tenant improvements, time permitted to tenants in which to construct tenant improvements and other financial or economic concessions generally available in the Pertinent Market at such time to tenants leasing comparable space which are not being made available to Tenant in kind; (d) the size of the tenant; and (e) other comparable pertinent factors. Taking into account Tenant’s creditworthiness, Landlord may require a secure deposit or an increase in any existing security deposit before disbursing any such allowance. Notwithstanding anything to the contrary contained in this Exhibit, if a lease renewal that is to be used as a comparable in calculating Fair Market Rent was prepared based on an option calling for the base rental to be at less than 100% of “market,” then such rental rate will be grossed back up to 100% in calculating Fair Market Rent hereunder.

If, in accordance with this Lease, Tenant disputes Landlord’s determination of Fair Market Rent or Fair Market Allowance or both, or if Tenant fails to deliver Tenant’s Renewal Inquiry Notice on a timely basis, then Landlord and Tenant will negotiate for 30 days after Landlord’s receipt of Tenant’s Renewal Exercise Notice. If Landlord and Tenant do not come to an agreement on the amount or amounts at issue within such 30-day period, then Landlord and Tenant will exchange sealed bids of their respective final determinations of Fair Market Rent and Fair Market Allowance. If the lower of the two determinations of Fair Market Rent is no less than 95% of the higher of the two determinations of Fair Market Rent, and if Fair Market Allowance is not in dispute or such dispute is resolved by averaging the two parties’ positions as set forth below in this grammatical paragraph, then the Fair Market Rent will be the average of the two determinations. If the lower of the two determinations of Fair Market Allowance is no less than 95% of the higher of the two determinations of Fair Market Allowance, and if Fair Market Rent is not in dispute or such dispute is resolved by averaging the two parties’ positions as set forth above in this grammatical paragraph, then the Fair Market Allowance will be the average of the two determinations. If the lower of the two determinations of Fair Market Rent is less than 95% of the higher of the two determinations of Fair Market Rent, or if the lower of the two determinations of Fair Market Allowance is less than 95% of the higher of the two determinations of Fair Market Allowance, then the parties will proceed to arbitration as set forth below.

Arbitration to determine the Fair Market Rent and Fair Market Allowance shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Building is located by a single arbitrator unaffiliated with either party. Within 20 days after the exchange of determinations by Landlord and Tenant, the parties will appoint a single arbitrator to decide the issues between them. Such arbitrator must be a competent and impartial person, must be a full member and SIOR designated Office Specialist (or then comparable designation) of the Society of Industrial and Office Realtors (or its successor organization), or a Principal Member (or then comparable designation) of the National Association of Industrial and Office Properties (or its successor organization), in either case currently certified under such organization’s continuing education program (if any), and having at least 10 years’ experience in leasing (on behalf of both landlords and tenants) commercial office properties in the Pertinent Market. If the parties are unable to agree upon appointment of such a person within such 20-day period, then either party, on behalf of both, may request a list with an even number of names of qualified arbitrators from the American Arbitration Association (or such other arbitration organization as the parties may

B-1

approve in writing). In such event, the parties will alternate striking one name from such list until one name remains, in which event such remaining name will be the arbitrator; the arbitrator will toss a coin to decide, as between Landlord and Tenant, who gets to make the first strike. The arbitrator shall decide the dispute if it has not previously been resolved by following the procedure set forth below and will attempt to render a decision within 15 business days after appointment. In any case, the arbitrator will render its decision within 45 days after appointment. In the event that arbitrators with the qualifications described in this paragraph are unavailable, qualified consultants with similar qualifications may be substituted.

If either Fair Market Rent or Fair Market Allowance are in dispute and are to be decided by arbitration, then both will be decided by arbitration unless the parties otherwise agree in writing. The arbitrator must choose either the Landlord’s proposal for both Fair Market Rent and Fair Market Allowance, or the Tenant’s proposal for both Fair Market Rent and Fair Market Allowance (as set forth in the sealed bids exchanged prior to the appointment of the arbitrator, in accordance with the foregoing provisions) and may not compromise between the two or select some other amount or select one of Landlord’s determinations and one of Tenant’s determinations. The cost of the arbitration shall be paid by Landlord if the decision by the arbitrator is that proposed by Tenant and by Tenant if the decision by the arbitrator is that proposed by Landlord. The attorneys’ fees and expenses of counsel for the respective parties and of witnesses will be paid by the respective party engaging such counsel or calling such witnesses.

The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this addendum and to enter judgment upon the decision of the arbitrator. Notice of the appointment of the arbitrator shall be given in all instances to any mortgagee who prior thereto shall have given Tenant a written notice specifying its name and address. Such mortgagee shall have the right to be represented, but not to participate, in the arbitration proceeding.

If Tenant becomes obligated to pay Basic Rent, or adjustments thereto, if any, with respect to any period prior to when the Fair Market Rent for such space or period has been determined in accordance with the foregoing, Tenant will commence paying Basic Rent and adjustments thereto, if any, utilizing the Fair Market Rent specified by Landlord in its notice of the Fair Market Rent for such space or period. Following determination of the Fair Market Rent in accordance with the foregoing, Landlord and Tenant shall, by a cash payment within thirty (30) days after the date of such determination, adjust between themselves the difference, if any, between the Basic Rent and adjustments thereto, if any, paid by Tenant pursuant to the foregoing sentence and the Basic Rent and adjustments thereto, if any, actually owed by Tenant pursuant to the terms of this lease for the period prior to such determination.

B-2